EXHIBIT 12


                                  STEWART ENTERPRISES, INC.
                                       AND SUBSIDIARIES
                         Calculation of Ratio of Earnings to Fixed Charges
                                    (dollars in thousands)
                                        (unaudited)



                                                 Years Ended October 31,                      Nine Months
                                    ----------------------------------------------------      Ended
                                      1993      1994     1995        1996       1997          July 31,1998
                                    ----------------------------------------------------      ------------
Earnings from continuing
  operations before income taxes    $29,569   $42,198   $41,500(1)  $82,075  $106,477(2)       $31,162(3)

Fixed charges:
  Interest expense                    6,540     8,877    22,815      26,051    38,031           31,336
  Interest portion of lease expense     585       935     1,343       1,522     2,181            1,760
                                     --------------------------------------------------       ------------
Total fixed charges                   7,125     9,812    24,158      27,573    40,212           33,096
                                     --------------------------------------------------       ------------

Earnings from continuing
  operations before income taxes
  and fixed charges                 $36,694   $52,010   $65,658(1) $109,648  $146,689(2)        64,258(3)
                                    ====================================================      ============

Ratio of earnings to fixed charges     5.15      5.30      2.72(1)     3.98      3.65(2)          1.94(3)
                                    ====================================================      ============

____________________

(1)     Includes   a  non-recurring,  non-cash  charge  of  $17,252   ($10,869
        after-tax) recorded in connection with the vesting of the Company's performance-based stock options.

(2) Excludes cumulative effect of change in accounting principles of $2,324 (net of $2,230 income tax benefit).

(3)     Includes  a  non-recurring   non-cash   charge   of  $76,762  ($50,279
        after-tax) recorded in connection with the vesting of the Company's performance-based stock options.

____________________
 During the periods presented the Company had no preferred stock outstanding. Therefore, the ratio of earnings to combined fixed charges and preference dividends was the same as the ratio of earnings to fixed charges for each of the periods presented.